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                                                                      Exhibit 10

PERSONAL & CONFIDENTIAL

April 26, 2000



Mr. John Appel
[Address]
[Address]


Dear John:

As we have discussed, it is important to GTE that you remain with the company at least through the closing of the merger. That being the case, if you remain with GTE at least through the closing (or, if later, June 30, 2000) but separate as a result of the merger thereafter, GTE will calculate your lump sum pension benefit using the interest rate as of July 1, 2000 or the interest rate that would ordinarily be used given your actual separation date, whichever would provide you with the highest lump sum benefit. This special interest rate protection will only be applicable if you elect to receive a lump sum pension distribution following your separation, and any increase in the amount to which you are entitled as a result of this commitment will be payable from the general assets of GTE.

John, I want to thank you again for your flexibility. We need your leadership now - more than ever. I truly appreciate this additional commitment.

Sincerely,



J. Randall MacDonald
Executive Vice President -
Human Resources & Administration

JRM:wh

c:       J. T. D'Angelo, Jr.
         E. D. Singer